Exhibit 99.1

AITX Announces ‘Ask Me Anything’ August 6

CEO Steve Reinharz to Appear on Buffalo Fireside Chats

Detroit, Michigan, August 4, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that CEO Steve Reinharz will be participating in a live discussion with Eric Kemnitzer, the host of the popular Buffalo Fireside Chats, this Sunday, August 6, 2023 at 8 PM Eastern Time.

Reinharz will be joined by Mark Folmer, CPP, PSP, FSyI, President of RAD as they discuss a wide array of issues related to AITX’s and RAD’s operations, the marketplace’s accelerating adoption of their innovative technology, the sales pipeline and backlog, and the Company’s financial management and path towards potential profitability.

“We’re excited about a return appearance with Buffalo Fireside Chats and look forward to conducting an Ask Me Anything session,” said Reinharz. “It’s important that an OTC-traded Company regularly connect with its investors, community and the broader public. I’m especially glad to have Mark join us this time around to discuss the RAD sales pipeline, and what the RAD future looks like from his perspective.”

In the spirit of promoting transparency, effective communication, and growth, the Company undertakes this venture, along with a wide range of future interviews. AITX firmly believes that these outreach endeavors will not only bolster its visibility but also forge valuable connections with individuals who share a profound passion for cutting-edge technology and the transformative potential of AI.

The interview will be streaming live on YouTube at 8 PM Eastern Time, Sunday, August 6, 2023. For those unable to tune in live, the recording will be made available for viewing at a later time. More details regarding this will be provided through AITX’s official communication channels.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz